AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

INTERNATIONAL DEVELOPMENT AND ENVIRONMENTAL HOLDINGS,

a Nevada corporation

AND

PETROCOM ENERGY LIMITED, a Cayman Islands corporation

Dated January 8, 2010

Table of Contents

ARTICLE 1 THE CONVERSION		1
1.1	The Conversion.	1
1.2	Directors and Officers of IDEH Cayman.	2
1.3	Subsequent Actions.	2
ARTICLE 2 THE MERGER		2
2.1	The Merger.	2
2.2	Cayman Corporate Filings.	3
2.3	Directors and Officers of the Surviving Corporation.	3
2.4	Subsequent Actions.	3
ARTICLE 3 CONVERSION OF SECURITIES AND MERGER CONSIDERATION		3
3.1	Conversion of Target Ordinary Shares.	3
3.2	Merger Consideration.	4
3.3	Exchange of Certificates.	4
3.4	Exchange of Warrants.	5
ARTICLE 4 CLOSING AND TERMINATION		5
4.1	Closing Date.	5
4.2	Extended Closing Dates.	6
4.3	Termination of Agreement.	6
4.4	Effect of Termination.	7
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF TARGET		7
5.1	Organization and Good Standing of Target.	7
5.2	Authority.	7
5.3	Capital Stock.	8
5.4	Basic Corporate Records.	8
5.5	Minute Books.	8
5.6	Subsidiaries and Affiliates.	9
5.7	Consents.	9
5.8	Financial Statements.	10
5.9	Compliance With the Law.	10
5.10	Broker.	10
5.11	Patriot Act.	11
5.12	Disclosure.	11
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF IDEH		11
6.1	Organization and Good Standing.	11
6.2	Authority.	11
6.3	Conflicts; Consents of Third Parties.	12
6.4	SEC Documents; Financial Statements.	12
6.5	Minute Books.	13
6.6	Litigation.	13
6.7	Records and Books of Account.	13
6.8	Broker.	13
6.9	Patriot Act.	13
6.10	Due Authorization of Ordinary Shares.	13
6.11	Absence of Certain Changes.	14
6.12	Absence of Undisclosed Liabilities.	14
6.13	Taxes.	14
6.14	Leases.	16

i

6.15	Customers and Vendors.	16
6.16	Compliance With the Law.	16
6.17	Litigation; Pending Labor Disputes.	16
6.18	Assets.	17
6.19	Absence of Certain Commercial Practices.	17
6.20	Licenses, Permits, Consents and Approvals.	17
6.21	Intellectual Property.	17
6.22	Environmental Matters.	18
6.23	OTCBB Quote.	18
6.24	Disclosure.	18
ARTICLE 7 COVENANTS		19
7.1	Access to Information.	19
7.2	Target Financials.	19
7.3	IDEH Liabilities and Resolution of Litigations.	19
7.4	IDEH Contracts	20
7.5	IDEH Assets.	21
7.6	IDEH Licenses.	21
7.7	Operation of the Business.	21
7.8	Consents.	21
7.9	Lock-up Agreement.	22
7.10	Indemnification Agreement.	22
7.11	Other Actions.	22
7.12	Alternate Transaction, Capital Raise Transaction, Target’s Failure to Close by Closing Date or Extended Closing Date.	22
7.13	Restrictions on Target Concerning Alternative Transaction.	23
7.14	Publicity.	24
7.15	Sale of Assets of IDEH to New Co.; No Liabilities at Closing.	24
7.16	Reverse Stock Split.	25
ARTICLE 8 CONDITIONS TO CLOSING		25
8.1	Conditions Precedent to Obligations of IDEH.	25
8.2	Conditions Precedent to Obligations of the Target.	26
8.3	Documents To Be Delivered.	28
ARTICLE 9 INDEMNIFICATION		28
9.1	Indemnification.	28
9.2	Limitations on Indemnification for Breaches of Representations and Warranties.	30
9.3	Indemnification Procedures.	30
ARTICLE 10 MISCELLANEOUS		32
10.1	Payment of Sales, Use or Similar Taxes.	32
10.2	Expenses.	32
10.3	Further Assurances.	32
10.4	Arbitration.	32
10.5	Entire Agreement; Amendments and Waivers.	33
10.6	Governing Law.	33
10.7	Headings.	33
10.8	Notices.	33
10.9	Severability.	33
10.10	Binding Effect; Assignment.	34

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter referred to as the “Agreement”) is dated as of January 8, 2010 by and between INTERNATIONAL DEVELOPMENT AND ENVIRONMENTAL HOLDINGS, a corporation existing under the laws of Nevada (“IDEH”) and PETROCOM ENERGY LIMITED, a Cayman Islands corporation (the “Target”).

WITNESSETH:

WHEREAS, the respective board of directors of IDEH and Target have approved and declared advisable the acquisition of Target by IDEH by means of redomiciling to the Cayman Islands and the merger of Target with and into IDEH upon the terms and subject to the conditions set forth herein and have approved and declared advisable this Agreement;

WHEREAS, for federal income tax purposes, it is intended that the merger shall qualify as a tax-free reorganization under the provisions of the Internal Revenue Code of 1986, as amended, and any successor statute (the “Code”).

NOW, THEREFORE, in consideration of the above premises, the mutual covenants and agreements stated herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows, to be effective as of the date hereof:

ARTICLE 1
THE CONVERSION

1.1	The Conversion.

(a)
Upon the written request of the Target, IDEH shall (i) register by way of continuation as an exempted company under the Cayman Islands Companies Law (2009 Revision) (the “Companies Law”) and file the relevant documents with: (A) the Registrar of Companies in the Cayman Islands and (B) the Nevada Corporate Commission in accordance with the relevant sections of the Nevada Corporate Code and (ii) thereupon continue its existence, without interruption, in the organizational form of a Cayman Islands exempted company (“IDEH Cayman”) rather than a Nevada company (the “Conversion”).  The Conversion shall become effective at the later of (1) the time of issuance by the Cayman Islands of a certificate of registration by way of continuation as an exempted company and (2) the time of issuance of a certificate recognizing the Conversion by the Nevada Corporate Commission in accordance with the Nevada Corporate Code (the “Conversion Effective Time”).  The Conversion shall have the effects set forth under the Nevada Corporate Code and the Cayman Companies Law and subject to the terms and conditions set forth in this Agreement.

(b)
Each common stock of IDEH issued and outstanding immediately prior to the Conversion Effective Time shall be converted into one validly issued, fully paid, non-assessable ordinary share of IDEH Cayman.

1.2	Directors and Officers of IDEH Cayman.

The directors of IDEH immediately prior to the Conversion Effective Time shall, from and after the Conversion Effective Time, be the directors of IDEH Cayman, and the officers of IDEH immediately prior to the Conversion Effective Time shall, from and after the Conversion Effective Time, be the officers of IDEH Cayman, in each case until their respective successors shall have been duly elected, designated or qualified at the Merger Effective Time, or until their earlier death, resignation or removal in accordance with IDEH Cayman’s Memorandum and Articles of Association.

1.3	Subsequent Actions.

If at any time after the Conversion Effective Time, IDEH Cayman shall determine, in its reasonable discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in IDEH Cayman its right, title or interest in, to, or under any of the rights, properties or assets of either of IDEH or Target acquired or to be acquired by IDEH Cayman as a result of, or in connection with, the Conversion or otherwise to carry out this Agreement, then the officers and directors of IDEH Cayman shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in IDEH Cayman or otherwise to carry out this Agreement.

ARTICLE 2
THE MERGER

2.1	The Merger.

(a)
The merger effective time will take place as soon as reasonably practicable after the Conversion Effective Time (the “Merger Effective Time”).  At the Merger Effective Time, the Target and IDEH Cayman shall consummate a merger (the “Merger”) pursuant to which (i) Target shall be merged with and into IDEH Cayman and the separate corporate existence of Target shall thereupon cease, (ii) IDEH Cayman shall be the successor or surviving corporation in the Merger and shall continue to be governed by the Laws of the Cayman Islands, and (iii) the separate corporate existence of IDEH Cayman with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.  The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation”.  The Merger shall have the effects set forth under the Laws of the Cayman Islands and subject to the terms and conditions set forth in this Agreement.  The Merger and the Conversion are part of the same integrated transaction, such that neither the Merger nor the Conversion shall occur without the other.

(b)
The Memorandum and Articles of Association of Target, as in effect immediately prior to the Merger Effective Time, shall be the Memorandum and Articles of Association of the Surviving Corporation, until thereafter amended as provided by the Companies Law and such Memorandum and Articles of Association.

2.2	Cayman Corporate Filings.

Subject to the provisions of this Agreement, the Merger will become effective on the issuance of a Certificate of Merger issued by the Cayman Islands Registrar of Companies, or at such subsequent date or time as Target and IDEH agree in writing.

2.3	Directors and Officers of the Surviving Corporation.

The directors of Target immediately prior to the Merger Effective Time shall, from and after the Merger Effective Time, be the directors of the Surviving Corporation, and the officers of Target immediately prior to the Merger Effective Time shall, from and after the Merger Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Memorandum and Articles of Association.

2.4	Subsequent Actions.

If at any time after the Merger Effective Time the Surviving Corporation shall determine, in its reasonable discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to, or under any of the rights, properties or assets of either of Target or IDEH acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE 3
CONVERSION OF SECURITIES AND MERGER CONSIDERATION

3.1	Conversion of Target Ordinary Shares.

As of the Merger Effective Time, by virtue of the Merger and without any action on the part of the holders of any ordinary or preferred shares to acquire ordinary shares of Target (collectively “Target Shares”), or of IDEH:

(a)	Each outstanding share of IDEH common stock shall remain outstanding and shall constitute the issued and outstanding shares of ordinary shares of the Surviving Corporation.

(b)
Each outstanding Target Share, shall be converted into the right to receive, and shall be exchangeable for the merger consideration identified in Section 3.2 hereafter.  At the Merger Effective Time, all Target Shares converted into the right to receive the Merger Consideration pursuant to this Section 3.1(b) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (or, in the case of uncertificated Target Shares, evidence of such Target Shares in book-entry form) which immediately prior to the Merger Effective Time represented any such Target Shares (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.  Notwithstanding the foregoing, if between the date of this Agreement and the Merger Effective Time, the shares of outstanding ordinary shares of Target shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, then the Merger Consideration shall be appropriately adjusted to reflect such action.

(c)
In the event that there are dissenting shareholders among the shareholders of IDEH Cayman or Target, IDEH Cayman and Target shall comply with Section 238 and 230 of the Companies Law with respect to repurchase of the shares of such dissenting shareholders by cash or cash equivalent.

3.2	Merger Consideration.

(a)
Subject to the provisions of Section 7.16, the Merger Consideration, consisting of the total purchase price payable to the shareholders of Target in connection with the acquisition by merger of Target, shall be delivered and shall consist exclusively of 28,975,334 newly issued ordinary shares of the Surviving Corporation (the “Ordinary Shares”).

(b)
The Merger Consideration shall be allocated among Target’s stockholders in the proportion of their share ownership of the Target Shares immediately prior to the Closing Date on a fully converted basis, it being assumed that at Closing any preferred shares of Target will be converted and exchanged into Ordinary Shares and any warrants for the ordinary shares of the Target will be converted and exchanged for warrants for the Ordinary Shares.  It is intended that the delivery of the Merger Consideration shall qualify as a tax-free exchange under the Code.

(c)	The Ordinary Shares to be delivered at the Closing shall be fully paid and non-assessable and shall be free and clear of all liens, levies and encumbrances.

3.3	Exchange of Certificates.

(a)
Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable. Until surrendered, each Certificate shall be deemed at any time after the Merger Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

(b)
The Merger Consideration in accordance with the terms of this Article 3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Target Shares formerly represented by such Certificates.  At the close of business on the day on which the Merger Effective Time occurs, the share transfer books of Target shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of Target Shares that were outstanding immediately prior to the Merger Effective Time.  If, after the Merger Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be cancelled against delivery of and exchanged as provided in this Article.

(c)
No fraction of an Ordinary Share will be issued by virtue of the Agreement, but in lieu thereof each holder of Target Shares who would otherwise be entitled to receive a fraction of an Ordinary Share (after aggregating all fractional Ordinary Shares that otherwise would be received by such holder) shall receive from the Surviving Corporation one additional Ordinary Share.

3.4	Exchange of Warrants.

(a)
Each outstanding warrant for the ordinary shares of Target shall be converted into a warrant for Ordinary Shares (the “Converted Warrants”), substantially in form and substance as the warrants for the ordinary shares of Target.  Furthermore, for each such Converted Warrant, the Surviving Corporation shall also issue additional warrants for Ordinary Shares to those shareholders of IDEH immediately prior to the Conversion and Merger in an amount equal to (i) the aggregate amount of Ordinary Shares issuable upon exercise of the Converted Warrants divided by 0.98, minus (ii) the aggregate amount of Ordinary Shares issuable upon exercise of the Converted Warrants.  Such additional warrants shall be issued pro rata to such shareholders according to their shareholding in IDEH immediately prior to the Conversion and Merger.

(b)
If, at any time after the Closing Date, a final judgment or award is rendered in connection with the existing action and claim under International Centre for Dispute Resolution (ICDR) Case No. 50 148 T00420 08 or any other action or claim derived therefrom, or a settlement shall have been consummated in connection therewith, so that the Surviving Corporation must issue additional Ordinary Shares or warrants for Ordinary Shares (the “Settlement Warrants”), then the Surviving Corporation shall also issue additional Ordinary Shares or warrants for Ordinary Shares, as the case may be, to those shareholders of IDEH immediately prior to the Conversion and Merger in an amount equal to (i) the aggregate amount of Ordinary Shares or Ordinary Shares issuable upon exercise of the Converted Warrants divided by 0.98, minus (ii) the aggregate amount of Ordinary Shares or Ordinary Shares issuable upon exercise of such Settlement Warrants, as the case may be.  Such additional Ordinary Shares or warrants shall be issued pro rata to such shareholders according to their shareholding in IDEH immediately prior to the Conversion and Merger.

ARTICLE 4
CLOSING AND TERMINATION

4.1	Closing Date.

Subject to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 hereof, the closing of the Merger and the other transactions contemplated by this Agreement shall take place on such date as Target and IDEH may designate (the “Closing Date”), which shall be not later than February 15, 2010 unless extended pursuant to Section 4.2.

4.2	Extended Closing Dates.

Target may, at its sole discretion, extend the Closing Date to each of February 28, 2010 (the “First Extended Closing Date”), March 31, 2010 (the “Second Extended Closing Date”), and April 30, 2010 (the “Third Extended Closing Date”), if:

(a)
written notice of the extension is provided not less than ten days prior to the Closing Date, the First Extended Closing Date, the Second Extended Closing Date or the Third Extended Closing Date, as the case, or cases, may be.

(b)
a payment of US$20,000 is made to and received by IDEH, as directed by IDEH after receipt of the Notice, no later than the close of business U.S. Eastern Time, immediately after each of the Closing Date, the First Extended Closing Date, the Second Extended Closing Date or the Third Extended Closing Date, as the case, or cases, may be,.  Any payment made pursuant to this Section 4.2(b) will not reduce any payments that Target may be obligated to pay under any other part of this Agreement.

Notwithstanding Section 4.2(b), if Target has reason to believe, after due inquiry, that any condition precedent to obligations of Target at the Closing set forth under Section 8.2 cannot be met, then, upon written notification to IDEH of such deficiency or deficiencies and giving reasonable consideration to IDEH’s explanation or cure, if any, Target may defer payment of such US$20,000 until Closing.

4.3	Termination of Agreement.

This Agreement may be terminated prior to the Closing as follows:

(a)	by mutual written consent of Target and IDEH;

(b)	by Target at any Closing Date if any conditions precedent to obligations of the Target at the Closing set forth under Section 8.2 has not been satisfied;

(c)
by Target or IDEH if there shall be in effect a final non-appealable order of a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not non-appealable (and pursue such appeal with reasonable diligence); or

(d)
by Target or IDEH, if any legal proceeding or administrative action (whether civil, criminal, administrative, investigative, or informal) has been commenced or threatened against either the Target or IDEH or any of their officers or directors: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that could have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

4.4	Effect of Termination.

In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to IDEH or Target; provided, further, however, that nothing in this Section 4.4 shall relieve IDEH or Target of any liability for a breach of this Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF TARGET

For purposes of this Agreement, Target shall be deemed to have “knowledge” of a particular fact or other matter with respect to any statement made to the knowledge of Target if any member of the board of directors of the Target is actually aware of such fact or other matter, or should, by reason of his or her position as an owner, director or executive officer of Target, reasonably be expected to be aware of such fact or other matter.  Target hereby represents and warrants to IDEH that:

5.1	Organization and Good Standing of Target.

Target is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth above.  Except as otherwise provided herein, Target is not required to be qualified to transact business in any other jurisdiction where the failure to so qualify would have a material adverse effect on the business or operations of Target (“Material Adverse Affect”).

5.2	Authority.

(a)
Target has full power and authority (corporate and otherwise) to carry on its business and has all permits and licenses that are necessary to the conduct of its business or to the ownership, lease or operation of its properties and assets, except where the failure to have such permits and licenses would not have a Material Adverse Effect.

(b)
The execution of this Agreement and the delivery hereof to IDEH and the sale contemplated herein have been, or will be prior to Closing, duly authorized by Target’s Board of Directors and by Target’s shareholders having full power and authority to authorize such actions.  In that connection, all members of the Board of Directors of Target voting to approve the merger shall enter into a Support Agreement in the form attached hereto as Schedule 6.2 agreeing to vote their shares and any shares of their affiliates in favor of the merger.

(c)
Subject to any consents required under Section 5.7 below, Target has the full legal right, power and authority to execute, deliver and carry out the terms and provisions of this Agreement; and this Agreement has been duly and validly executed and delivered on behalf of Target and constitutes a valid and binding obligation of Target enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditor’s rights.

(d)
Neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement will violate, conflict with, result in a breach of, or constitute a default under any statute, regulation, indenture, mortgage, loan agreement, or other agreement or instrument to which Target is a party or by which it or any of them is bound, any charter, regulation, or bylaw provision of Target, or any decree, order, or rule of any court or governmental authority or arbitrator that is binding on Target in any way, except where such would not have a Material Adverse Effect.

5.3	Capital Stock.

(a)
Target’s authorized share capital consists of US$360,000 divided into 240,000,000 ordinary shares and 120,000,000 preferred shares of which 113,354,785 ordinary shares and 23,475,000 preferred shares are issued and all of the shares are duly authorized, validly issued, fully paid and non-assessable.

(b)
Target has, or will have on the Closing Date, the absolute, unilateral right, power, authority and capacity to enter into and perform this Agreement without any other or further authorization, action or proceeding, except as specified herein.

(c)
Target is the lawful record and beneficial owner of all of the issued and outstanding shares of each Subsidiary, as set forth in Section 5.6 below, free and clear of any liens, pledges, encumbrances, charges, claims or restrictions of any kind, except as set forth in Schedule 5.3, and has, or will have on the Closing Date, the absolute, unilateral right, power, authority and capacity to enter into and perform this Agreement without any other or further authorization, action or proceeding, except as specified herein.

(d)
There are no authorized or outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which Target is or may become obligated to issue, assign or transfer any shares of Target except as set forth in Schedule 5.3.  Those outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements are being provided for disclosure purposes and will not be acquired by IDEH and will be rendered null and void.

5.4	Basic Corporate Records.

The copies of the Memorandum and Articles of Association of Target (certified as of the date of this Agreement as true copy by Target’s secretary or assistant secretary), all of which have been delivered to IDEH, are true, correct and complete as of the date of this Agreement.

5.5	Minute Books.

The minute books of Target, which shall be exhibited to IDEH between the date hereof and the Closing Date, each contain true, correct and complete minutes and records of all meetings, proceedings and other actions of the shareholders, Boards of Directors and committees of such Boards of Directors of Target, if any, except where such would not have a Material Adverse Effect and, on the Closing Date, will, to the best of Target’s knowledge, contain true, correct and complete minutes and records of any meetings, proceedings and other actions of the shareholders and the Board of Directors and committees of such Board of Directors of Target, except where such would not have a Material Adverse Effect.

5.6	Subsidiaries and Affiliates.

Any and all businesses, entities, enterprises and organizations in which Target has any ownership, voting or profit and loss sharing percentage interest, except with respect to any interest of less than 5% of the outstanding voting shares of any corporation whose stock is publicly traded, (the “Subsidiaries”) as well as any and all businesses, entities, enterprises and organizations which has any direct ownership, voting or profit and loss sharing percentage interest in Target, are identified in Schedule 5.6 hereto, together with the interest therein.  Unless the context requires otherwise or specifically designated to the contrary on Schedule 5.6 hereto, “Target” as used in this Agreement shall include all such Subsidiaries.  Except as set forth in Schedule 5.6, Target has made no advances to, or investments in, nor owns beneficially or of record, any securities of or other interest in, any business, entity, enterprise or organization, except with respect to any interest of less than 5% of the outstanding voting shares of any corporation whose stock is publicly traded.  Each Subsidiary shown on Schedule 5.6 is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has full corporate power to own all of its property and to carry on its business as it is now being conducted, except where such failure to qualify to own property or carry on its business would not have a Material Adverse Effect.  Also set forth on Schedule 5.6 is a list of jurisdictions in which each Subsidiary is qualified as a foreign corporation.  Such jurisdictions are the only jurisdictions in which the ownership or leasing of property by each Subsidiary or the conduct of its business requires it to be so qualified, except where such failure to so qualify as a foreign corporation would not have a Material Adverse Effect.  All of the outstanding shares of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and, except as set forth on Schedule 5.6, are owned, of record and beneficially, by Target, and on the Closing Date will be owned by Target, free and clear of all liens, encumbrances, equities, options or claims whatsoever.  No Subsidiary has outstanding any other equity securities or securities options, warrants or rights of any kind that are convertible into equity securities of Target, except as set forth on Schedule 5.6.  Notwithstanding the above, those equity securities or securities options, warrants or rights of any kind that are convertible into equity securities listed on Schedule 5.6, shall not be acquired by IDEH in the Merger.  After the Closing of the Merger, all equity securities or securities options, warrants or rights of any kind that are convertible into equity securities listed on Schedule 5.6 shall be cancelled.

5.7	Consents.

No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to Target in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the approval by the Cayman Islands Registrar of Companies in respect of the Merger (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

5.8	Financial Statements.

Except as disclosed in Target Financials, which will be furnished by Target prior to the Closing, neither Target nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Target and its Subsidiaries taken as a whole, except liabilities (i) provided for in Target Balance Sheet, or (ii) incurred since the date of Target Balance Sheet in the ordinary course of business consistent with past practices and which would not reasonably be expected to have a Target Material Adverse Effect.

5.9	Compliance With the Law.

Target is not in violation of any applicable federal, state, local or foreign law, regulation or order or any other, decree or requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal (including, but not limited to, any law, regulation order or requirement relating to securities, properties, business, products, manufacturing processes, advertising, sales or employment practices, terms and conditions of employment, occupational safety, health and welfare, conditions of occupied premises, product safety and liability, civil rights, or environmental protection, including, but not limited to, those related to waste management, air pollution control, waste water treatment or noise abatement), except where such would not have a Material Adverse Effect.  Target has not been and is not now charged with, or to the best knowledge of Target under investigation with respect to, any violation of any applicable law, regulation, order or requirement relating to any of the foregoing, nor, to the best knowledge of Target after due inquiry, are there any circumstances that would or might give rise to any such violation.  Target has filed all reports required to be filed with any governmental, regulatory or administrative agency or authority, except where the failure to file such would not have a Material Adverse Effect.

5.10	Broker.

Except as set forth in Schedule 5.10, Target has not retained any broker in connection with any transaction contemplated by this Agreement.  Except as set forth in Schedule 5.10, IDEH shall not be obligated to pay any fee or commission associated with the retention or engagement by Target of any broker in connection with any transaction contemplated by this Agreement.

5.11	Patriot Act.

Target certifies that it has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224.  Target hereby acknowledges that it seeks to comply with all applicable laws concerning money laundering and related activities.  In furtherance of those efforts, Target hereby represents, warrants and agrees that:  (i) none of the cash or property that Target has contributed or paid or will contribute and pay to IDEH has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by Target shall cause Target to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.  Target shall promptly notify IDEH if any of these representations ceases to be true and accurate regarding Target.  Target agrees to provide IDEH any additional information regarding Target that IDEH reasonably requests to ensure compliance with all applicable laws concerning money laundering and similar activities.

5.12	Disclosure.

All statements contained in any schedule, certificate, opinion, instrument, or other document delivered by or on behalf of Target pursuant hereto shall be deemed representations and warranties by Target herein.  No statement, representation or warranty by Target in this Agreement or in any schedule, certificate, opinion, instrument, or other document furnished or to be furnished to IDEH pursuant hereto contains or will contain any untrue statement of a material fact.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF IDEH

IDEH hereby represents and warrants to Target that:

6.1	Organization and Good Standing.

IDEH is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

6.2	Authority.

(a)
The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been, or will prior to Closing be, duly and validly approved and acknowledged by all necessary corporate action on the part of IDEH.

(b)
The execution of this Agreement and the delivery hereof to Target and the purchase contemplated herein have been, or will be prior to Closing, duly authorized by IDEH’s Board of Directors having full power and authority to authorize such actions.  In that connection, all members of the Board of Directors of IDEH voting to approve the merger shall enter into a Support Agreement in the form attached hereto as Schedule 6.2 agreeing to vote their shares and any shares of their affiliates in favor of the merger.

6.3	Conflicts; Consents of Third Parties.

The execution and delivery of this Agreement, the Merger and the consummation of the transactions herein contemplated, and the compliance with the provisions and terms of this Agreement, are not prohibited by the Articles of Incorporation or Bylaws of IDEH and will not violate, conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any court order, indenture, mortgage, loan agreement, or other agreement or instrument to which IDEH is a party or by which it is bound.

No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other Governmental Authority or instrumentality is required by or with respect to IDEH in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the approval by the Cayman Islands Registrar of Companies in respect of the Conversion and Merger (ii) such consents, authorizations, filings, approvals and registrations which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

6.4	SEC Documents; Financial Statements.

IDEH has filed all forms, reports and documents required to be filed with the SEC since the initial filing date of the registration statement for IDEH’s initial public offering.  All such required forms, reports and documents (including those that IDEH may file subsequent to the date hereof) are referred to herein as the “IDEH SEC Reports”.  As of their respective dates, IDEH SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such IDEH SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  (b) Each of the financial statements (including, in each case, any related notes thereto) contained in IDEH SEC Reports (the “IDEH Financials”), including any IDEH SEC Reports filed after the date hereof until the Closing, as of their respective dates, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of IDEH at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.  The balance sheet of IDEH as of May 31, 2009 is hereinafter referred to as the “IDEH Balance Sheet” and the date as “IDEH Balance Sheet Date”.  Except as disclosed in IDEH Financials, IDEH has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP, except liabilities (i) provided for in IDEH Balance Sheet, or (ii) provided in any IDEH SEC Reports. IDEH has filed and will file all required forms, reports and documents required to be filed by it to the SEC, including but not limited to all forms, reports or documents required to be filed by it in connection with the transactions contemplated by this Agreement.

6.5	Minute Books.

The minute books of IDEH, which shall be exhibited to Target between the date hereof and the Closing Date, each contain true, correct and complete minutes and records of all meetings, proceedings and other actions of the shareholders, Boards of Directors and committees of such Boards of Directors of IDEH, if any, except where such would not have a Material Adverse Effect and, on the Closing Date, will, to the best of IDEH’s knowledge, contain true, correct and complete minutes and records of any meetings, proceedings and other actions of the shareholders and the Board of Directors and committees of such Board of Directors of IDEH.

6.6	Litigation.

There are no legal proceedings pending or, to the best knowledge of IDEH, threatened that are reasonably likely to prohibit or restrain the ability of IDEH to enter into this Agreement or consummate the transactions contemplated hereby.

6.7	Records and Books of Account.

The records and books of account of IDEH reflect all material items of income and expense and all material assets, liabilities and accruals, have been, and to the Closing Date will be, regularly kept and maintained in conformity with GAAP applied on a consistent basis with preceding years.

6.8	Broker.

IDEH has not retained any broker in connection with any transaction contemplated by this Agreement.  Target shall not be obligated to pay any fee or commission associated with the retention or engagement by IDEH of any broker in connection with any transaction contemplated by this Agreement

6.9	Patriot Act.

IDEH certifies that neither it has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224.  IDEH hereby acknowledges that Target seek to comply with all applicable laws concerning money laundering and related activities.  IDEH agrees to provide Target any additional information regarding IDEH or any of its subsidiaries that Target reasonably request to ensure compliance with all applicable laws concerning money laundering and similar activities.

6.10	Due Authorization of Ordinary Shares.

The Ordinary Shares, when delivered to the shareholders of Target, shall be validly issued and outstanding as fully paid and non-assessable, free and clear of any liens, pledges, encumbrances, charges, agreements, options, claims or other arrangements or restrictions of any kind.

6.11	Absence of Certain Changes.

IDEH has conducted its business in accordance with its filings with the SEC from time to time up to October 19, 2009, that being the date of the latest Form 10-Q filing prior to the signing of this Agreement

6.12	Absence of Undisclosed Liabilities.

As of the Closing, there are no liabilities or obligations of IDEH of any kind whatsoever exceeding US$5,000, individually or in the aggregate, whether accrued, fixed, absolute, contingent, determined or determinable, and including without limitation (i) liabilities to former, retired or active employees of IDEH under any pension, health and welfare benefit plan, vacation plan or other plan of IDEH, (ii) liabilities to a parent company or subsidiary, (iii) contingent liabilities in the nature of an endorsement, guarantee, indemnity or warranty, and there is no condition, situation or circumstance existing or which has existed that could reasonably be expected to result in any liability of IDEH which is of a nature that would be required to be disclosed on its Financial Statements in accordance with GAAP, other than liabilities and contingent liabilities incurred in the ordinary course of business, none of which is materially adverse to IDEH (each an “IDEH Liability”).

6.13	Taxes.

(a)
For purposes of this Agreement, “Tax” or “Taxes” refers to:  (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes and escheatment payments, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity in any jurisdiction; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b)	(i)
IDEH has timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Tax Returns”) relating to Taxes required to be filed by IDEH with any Tax authority effective through the Closing Date.  All such Returns are true, correct and complete in all respects, except for immaterial amounts where such would not have a Material Adverse Effect.  IDEH has paid all Taxes shown to be due on such Returns.  Except as listed on Schedule 6.13 hereto, IDEH is not currently the beneficiary of any extensions of time within which to file any Returns.  IDEH have furnished and made available to Target complete and accurate copies of all income and other Tax Returns and any amendments thereto filed by IDEH in the last three (3) years.

(ii)
IDEH, as of the Closing Date, will have withheld and accrued or paid to the proper authority all Taxes required to have been withheld and accrued or paid, except for immaterial amounts where such would not have a Material Adverse Effect.

IDEH has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding or assessed against IDEH.  IDEH has not executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iii)
There is no dispute, claim, or proposed adjustment concerning any Tax liability of IDEH either (A) claimed or raised by any Tax authority in writing or (B) based upon personal contact with any agent of such Tax authority, and there is no claim for assessment, deficiency, or collection of Taxes, or proposed assessment, deficiency or collection from the Internal Revenue Service or any other governmental authority against IDEH which has not been satisfied.  IDEH is not a party to nor has it been notified in writing that it is the subject of any pending, proposed, or threatened action, investigation, proceeding, audit, claim or assessment by or before the Internal Revenue Service or any other U.S. or foreign governmental authority, nor does IDEH have any reason to believe that any such notice will be received in the future.  Except as set forth on Schedule 6.13, neither the Internal Revenue Service nor any state or local taxation authority has ever audited any income tax return of IDEH.  IDEH has not filed any requests for rulings with the Internal Revenue Service or any similar foreign taxing authority.  Except as provided to Target’s accountants, no power of attorney has been granted by IDEH or its affiliates with respect to any matter relating to Taxes of IDEH.  There are no Tax liens of any kind upon any property or assets of IDEH, except for inchoate liens for Taxes not yet due and payable.

(iv)
Except for immaterial amounts which would not have a Material Adverse Effect, IDEH has no liability for any unpaid Taxes which has not been paid or accrued for or reserved on the Financial Statements in accordance with GAAP, whether asserted or unasserted, contingent or otherwise.

(v)
There is no contract, agreement, plan or arrangement to which IDEH is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of IDEH that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.  There is no contract, agreement, plan or arrangement to which IDEH is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(vi)
IDEH has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by IDEH.

(vii)	IDEH is not a party to, nor has any obligation under, any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

(viii)	None of IDEH’s assets are tax exempt use property within the meaning of Section 168(h) of the Code.

6.14	Leases.

All leases of real and personal property of IDEH are described in Schedule 6.14 and will be transferred to an entity designated in writing by Michael Williams or B.  J. Tanenbaum III (“New Co.”) in connection with the Merger.

6.15	Customers and Vendors.

To the best knowledge of IDEH, there has not been any event, happening, threat or fact that would lead them to believe that any of said customers or vendors will terminate or materially alter their business relationship with IDEH after completion of the transactions contemplated by this Agreement.

6.16	Compliance With the Law.

IDEH is not in violation of any applicable federal, state, local or foreign law, regulation or order or any other, decree or requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal (including, but not limited to, any law, regulation order or requirement relating to securities, properties, business, products, manufacturing processes, advertising, sales or employment practices, terms and conditions of employment, occupational safety, health and welfare, conditions of occupied premises, product safety and liability, civil rights, or environmental protection, including, but not limited to, those related to waste management, air pollution control, waste water treatment or noise abatement), except where such would not have a Material Adverse Effect.  IDEH has not been and is not now charged with, or to the best knowledge of IDEH under investigation with respect to, any violation of any applicable law, regulation, order or requirement relating to any of the foregoing, nor, to the best knowledge of IDEH after due inquiry, are there any circumstances that would or might give rise to any such violation.  IDEH has filed all reports required to be filed with any governmental, regulatory or administrative agency or authority, except where the failure to file such would not have a Material Adverse Effect.

6.17	Litigation; Pending Labor Disputes.

Except as specifically set forth in Schedule 6.17:

(i)
There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the best knowledge of IDEH, threatened, against IDEH, relating to its business or IDEH or its properties (including leased property), or the transactions contemplated by this Agreement, nor is there any basis known to IDEH for any such action.

(ii)
There are no judgments, decrees or orders of any court, or any governmental department, commission, board, agency or instrumentality binding upon IDEH relating to its business the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any business by IDEH or which limit or control or otherwise would have a Material Adverse Affect on its method or manner of doing business.

(iii)
No work stoppage has occurred and is continuing or, to the knowledge of IDEH, is threatened affecting its business, and to the best of IDEH’s knowledge, no question involving recognition of a collective bargaining agent exists in respect of any employees of IDEH.

6.18	Assets.

The assets of IDEH are, and together with the additional assets to be acquired or otherwise received by IDEH prior to the Closing will at the Closing Date be, sufficient in all material respects to carry on the operations of the business as now conducted by IDEH.  IDEH is the only business organization through which its business is conducted.  All assets used by IDEH to conduct the business of IDEH are, and will on the Closing Date be, owned by IDEH.

6.19	Absence of Certain Commercial Practices.

IDEH has not made any payment (directly or by secret commissions, discounts, compensation or other payments) or given any gifts to another business concern, to an agent or employee of another business concern or of any governmental entity (domestic or foreign) or to a political party or candidate for political office (domestic or foreign), to obtain or retain business for IDEH or to receive favorable or preferential treatment, except for gifts and entertainment given to representatives of customers or potential customers of sufficiently limited value and in a form (other than cash) that would not be construed as a bribe or payoff.

6.20	Licenses, Permits, Consents and Approvals.

IDEH has all licenses, registrations, permits and certificates from government or government agencies necessary for the conduct of its current business (the “Licenses”).  IDEH is not in default in any material respect under any such Licenses.

6.21	Intellectual Property.

IDEH has not received any notice of infringement of or conflict with asserted rights of others with respect to any trademark, copyrights, invention, patents, know-how, trade secrets, confidential information or other intellectual property rights that, if determined adversely to IDEH, would individually or in the aggregate have a Material Adverse Effect.

6.22	Environmental Matters.

(i)
IDEH is and has been in compliance with all federal, state and local laws, regulations, rules, ordinances, common laws, policies and guidance relating to public or workplace health or safety, protection of the environment or releases of hazardous materials into the environment (“Environmental Laws”) applicable to its leased real property or operations;

(ii)
IDEH has obtained all permits, licenses or other authorizations required under all applicable Environmental Laws necessary to operate its business and is and has been in compliance with all such permits;

(iii)
IDEH is not subject to any outstanding consent decree, compliance order or administrative order with respect to any Environmental Law or any violation or potential violation thereof and has not (a) received notice under the citizen suit provision of any Environmental Law, (b) received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any Environmental Law or any violation or potential violation thereof or with respect to any release of hazardous material and (c) been subject to or threatened with any governmental or citizen enforcement action with respect to any Environmental Law;

(iv)
IDEH has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, or processed any hazardous materials except in compliance with all applicable Environmental Laws; there has been no release or threat of release of any hazardous material by IDEH at or in the vicinity of  any property leased or operated by IDEH or at which IDEH has provided services that requires or may require reporting, investigation, assessment, cleanup, remediation or any other type of response action by IDEH pursuant to any Environmental Law; and IDEH has not transported or disposed of any hazardous material at any site which requires or may require reporting, investigation, assessment, cleanup, remediation or any other type of response action by IDEH pursuant to any Environmental Law; and

(v)	IDEH has not assumed, undertaken or otherwise become subject to any material liability of any other person relating to or arising from any Environmental Law.

6.23	OTCBB Quote.

IDEH has maintained its status as a company whose common stock are quoted on the OTCBB and, assuming the filing of Form 8-A with the SEC at Closing, no reason exist as to why such status shall not continue immediately following the Closing.

6.24	Disclosure.

All statements contained in any schedule, certificate, opinion, instrument, or other document delivered by or on behalf of IDEH pursuant hereto shall be deemed representations and warranties by IDEH herein.  No statement, representation or warranty by IDEH in this Agreement or in any schedule, certificate, opinion, instrument, or other document furnished or to be furnished to IDEH pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide a prospective purchaser of the business of IDEH with full and fair disclosure concerning IDEH, its business, and its affairs.

ARTICLE 7
COVENANTS

7.1	Access to Information.

IDEH agrees that, prior to the Closing Date, Target shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of IDEH and such examination of the books, records and financial condition of IDEH as it reasonably requests and to make extracts and copies of such books and records.  Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and IDEH shall cooperate, and shall cause IDEH to cooperate, fully therein.  No investigation by Target prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of IDEH contained in this Agreement or any other agreement referenced herein.  In order that Target may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of IDEH, IDEH shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of IDEH to cooperate fully with such representatives in connection with such review and examination.

7.2	Target Financials.

Prior to the Closing, Target shall furnish IDEH with the audited consolidated financial statements (including, in each case, any related notes thereto) of Target for the three years ended December 31, 2008 (the “Target Financials”). The Target Financials, once provided by Target to IDEH, shall be incorporated herein as part of this Agreement as Schedule 7.2.  The Target Financials shall, (i) be in a format that complies as to form in all material respects with the published rules and regulations of the U.S Securities and Exchange Commission (“SEC”) with respect thereto, (ii) be prepared in accordance with generally accepted accounting principles of the United States (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present the consolidated financial position of Target and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated.  The balance sheet of Target as of December 31, 2008, is herein referred to as the “Target Balance Sheet”.

7.3	IDEH Liabilities and Resolution of Litigations.

Within four weeks after the execution of this Agreement, IDEH shall furnish Target with Schedule 7.3, setting forth any and all IDEH Liabilities existing as of the date that such Schedule 7.3 is provided, and such Schedule 7.3 shall be incorporated herein as a part of this Agreement once provided by IDEH.  IDEH undertakes to pay, or otherwise settle, to the reasonable satisfaction of Target all IDEH Liabilities prior to the Closing.

Prior to Closing, IDEH shall resolve any and all of its outstanding litigations or pending disputes to the reasonable satisfaction of Target.

7.4	IDEH Contracts.

Within four weeks after the execution of this Agreement, IDEH shall furnish Target with Schedule 7.4, listing, identifying and fairly summarizing each Contract to which IDEH is a party as of the date that such Schedule 7.4 is provided, and such Schedule 7.4 shall be incorporated herein as a part of this Agreement once provided by IDEH.

For the purposes herein “Contracts” mean (whether written or oral):

(i)	All joint venture contracts of IDEH or affiliates relating to the business of IDEH;

(ii)
All contracts of IDEH relating to (a) obligations for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) obligations under capital leases, (e) debt of others secured by a lien on any asset of IDEH, and (f) debts of others guaranteed by IDEH;

(iii)
All agreements of IDEH relating to the supply of raw materials for and the distribution of the products of its business, including without limitation all sales agreements, manufacturer’s representative agreements and distribution agreements of whatever magnitude and nature, and any commitments therefore;

(iv)	All contracts that individually provide for aggregate future payments to or from IDEH of US$5,000 or more, to the extent not included in (i) through (iii) above;

(v)	All contracts of IDEH that have a term exceeding one year and that may not be cancelled without any liability, penalty or premium, to the extent not included in (i) through (iv) above;

(vi)	A complete list of all outstanding powers of attorney granted by IDEH;

(vii)
All other contracts of IDEH material to the business, assets, liabilities, financial condition, results of operations or prospects of the business of IDEH taken as a whole to the extent not included above.  All of such Contracts will be transferred to New Co. in connection with the Merger; and

(viii)
All pending disputes with customers or vendors of IDEH regarding quality or return of goods involving amounts in dispute with any one customer or vendor, whether for related or unrelated claims, in excess of US$5,000.

As soon as practicable after Schedule 7.4 is provided by IDEH to Target, the parties shall discuss and reach agreement as to the resolution of each Contract, such as whether a particular Contract shall be assigned to New Co. or another third party, shall be terminated prior to the Closing, or shall remain with the Surviving Corporation.  For all Contracts that will not remain with the Surviving Corporation, IDEH undertakes that it shall cause such Contracts to be either terminated or assigned to a third party, all to the reasonable satisfaction of Target.

7.5	IDEH Assets.

Within four weeks after the execution of this Agreement, IDEH shall furnish Target with Schedule 7.5, setting forth any and all assets owned by IDEH as of the date that such Schedule 7.5 is provided to Target.  Once provided, such Schedule 7.5 shall be incorporated as a part of this Agreement.  IDEH undertakes to transfer all such assets to New Co. at or prior to the Closing of the Merger to the reasonable satisfaction of Target.

7.6	IDEH Licenses.

Within four weeks after the execution of this Agreement, IDEH shall furnish Target with Schedule 7.6, setting forth any and all Licenses of IDEH.  Once provided, such Schedule 7.6 shall be incorporated as a part of this Agreement.  At or prior to the Closing, IDEH shall transfer all Licenses to New Co.

7.7	Operation of the Business.

Between the date of this Agreement and the applicable Closing Date, IDEH will continue to conduct its business as set forth in its filings with the SEC as of October 19, 2009, being the date of its latest Form 10-Q filing prior to the signing of this Agreement.

7.8	Consents.

(a)
The Target shall use its best efforts, and IDEH shall cooperate with the Target, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, provided, however, that neither the Target nor IDEH shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

(b)
IDEH shall use its best efforts, and Target shall cooperate with IDEH, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, provided, however, that neither the Target nor IDEH shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.  In that connection, all members of the Board of Directors of IDEH voting to approve the merger shall enter into a Support Agreement in the form attached hereto as Schedule 6.2 agreeing to vote their shares and any shares of their affiliates in favor of the merger.

7.9	Lock-up Agreement.

Prior to Closing, IDEH shall procure each of Michael T. Williams and Jay Tanenbaum to execute a lock up agreement substantially in the form of Schedule 7.9 attached hereto to be dated as of the Closing Date;

7.10	Indemnification Agreement.

Prior to Closing, IDEH shall procure Michael T. Williams, and Bernard J. (Jay) Tanenbaum to jointly execute an Indemnification Agreement substantially in the form of Schedule 7.10 attached hereto to be dated as of the Closing Date;

7.11	Other Actions.

Each of the Target and IDEH shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement, and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

7.12	Alternate Transaction, Capital Raise Transaction, Target’s Failure to Close by Closing Date or Extended Closing Date.

(a)
Capital Raise Transaction.  As used in this Agreement, Capital Raise Transaction shall mean (i) a transaction that is funded, (ii) more than US$15,000,000 of equity and/or debt capital is raised by Target, and (iii) a written condition of such Capital Raise Transaction is that Target may not complete the merger with IDEH.

(b)
Alternative Transaction.  As used in this Agreement, Alternative Transaction shall mean, any transaction involving a merger, consolidation, change of control, business combination of Target, other than the transactions contemplated by this Agreement or any transaction other than a Capital Raise Transaction.

(c)
Share Value.  As used this Agreement, Share Value shall mean US$1.10 per share.  However, if the per share value of any Qualified New Investment in Target’s common shares exceeds US$1.10, then the Share Value of each share will be the greater of $1.10 per share or 80% of the per share value established in the Qualified New Investment.

(d)
Qualified New Investment.  For purposes of this Agreement, Qualified New Investment means any new cash investment in Target’s common equity or convertible debt of greater than US$15,000,000 and where such transaction is made by any individual or institution not currently affiliated with Target, and where such transaction closes and is fully funded to Target within 90 days of the time in which the payment in shares would be due to IDEH.

(e)	Maximum Payment to IDEH. The Maximum Payment to IDEH under this Section 7.12 shall be US$100,000 in cash plus 2% of the Target’s issued and outstanding equity, on a fully diluted basis.

7.13	Restrictions on Target Concerning Alternative Transaction.

Subject to the provisions of Section 7.13(a) below, the Target will not, and will not cause or permit Target or any of Target’s directors, officers, employees, representatives or agents (collectively, the “Representatives”) to, directly or indirectly, (i) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Alternate Transaction, (ii) furnish or cause to be furnished, to any party, any information concerning the business, operations, properties or assets of Target in connection with an Alternate Transaction, or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other party to do or seek any of the foregoing.  The Target will inform IDEH in writing immediately following the receipt by Target, Target or any Representative of any proposal or inquiry in respect of any Alternate Transaction.  Nothing in this Section 7.13 will prohibit the Target from discussing, negotiating or entering into a Capital Raise Transaction.

(a)
Payment to IDEH if Alternative Transaction Occurs.  If the Target enters into definitive documentation with respect to, or accepts in principal a proposal or executes an agreement with respect to an Alternate Transaction on or before the Closing Date or any of the Extended Closing Dates, if such dates are effected pursuant to the terms of this Agreement, then on the date the Target enters into definitive documentation with respect to, or accepts in principal a proposal or executes an agreement with respect to an Alternate Transaction, the Target shall pay to IDEH the equivalent of US$300,000 in Share Value of Target’s common shares.  If Target makes such payment, then Target’s obligation to pay to IDEH the Maximum Payment as described in Section 7.13(e) below will be eliminated.

(b)
Payment to IDEH if Capital Raise Transaction Occurs.  If Target completes a Capital Raise Transaction prior to April 30, 2010, then on the date Target completes a Capital Raise Transaction, Target will pay to IDEH US$200,000 in value of Target’s common shares, the number of shares determined by the Share Value.  If Target makes such payment, then Target’s obligation to pay to IDEH the Maximum Payment as described in Section 7.13(e) below will be eliminated.

(c)
Payment to IDEH if Merger does not Close Prior to the Closing Date or any of the Extended Closing Dates.  Subject to the provisions of Sections 7.13(d) and Section 7.13(e) below, if the Merger contemplated in this Agreement does not close on or before the Closing Date or any of the Extended Closing Dates, if such dates are effected pursuant to the terms of this Agreement, and all conditions precedent to obligations of Target set forth under Section 8.2 have been satisfied, then on the Closing Date or such Extended Closing Date, Target shall pay to IDEH US$200,000 in value of Target’s common shares, such share value to be determined by the Share Value.  If Target makes such payment, then Target’s obligation to pay to IDEH the Maximum Payment as described in Section 7.13(e) below will be eliminated.  However, if Target makes a payment pursuant to this Section 7.13(c) and within six months thereafter enters into an Alternative Transaction, then at the date of entering into an the Alternative Transaction, Target shall pay IDEH an additional US$100,000 in value of Target’s common shares, such share value to be determined by the Share Value

(d)
Payment to IDEH if Target Requests Reverse Split.  If Target requests IDEH to effect a reverse split of IDEH common stock as provided in Section 7.16, then in the event that Target does not close the transaction contemplated in this Agreement on or before the Closing Date or any of the Extended Closing Dates as the case may be, and IDEH is not in default under this Agreement, then on the Closing Date or such Extended Closing Date, Target shall pay to IDEH US$300,000 in value of Target’s common shares, such share value to be determined by the Share Value.  If Target makes such payment, then Target’s obligation to pay to IDEH the Maximum Payment as described in Section 7.13(e) below will be eliminated.

(e)
Payment of Maximum Payment.  If the transactions contemplated in this Agreement are not closed on or before the Closing Date or any of the Extended Closing Dates as the case may be, and all conditions precedent to obligations of Target set forth under Section 8.2 have been satisfied, then on the Closing Date or such Extended Closing Date, Target shall pay to IDEH the Maximum Payment.  No further Share Value payments would be due.

7.14	Publicity.

None of the Target nor IDEH shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of IDEH or the Target, disclosure is otherwise required by applicable law, rule or regulation or by the applicable rules of any stock exchange on which IDEH lists securities, provided that, to the extent required by applicable law, the party intending to make such release shall use its best efforts consistent with such applicable law to consult with the other party with respect to the text thereof.

7.15	Sale of Assets of IDEH to New Co.; No Liabilities at Closing.

(a)
Immediately prior to the Closing, all Assets of IDEH, including but not limited to cash, accounts receivable, and contract rights shall be transferred to New Co. Within four weeks after the execution of this Agreement, IDEH shall furnish the form of the Asset Purchase Agreement in connection with that transfer of asset to New Co. for Target’s approval.  Such Asset Purchase Agreement, once provided by IDEH and approved by Target, shall be attached to this Agreement, and be incorporated herein, as Schedule 7.15.

(b)
At least one week prior to expected Closing Date, the First Extended Closing Date, the Second Extended Closing Date or the Third Extended Closing Date, as the case may be, IDEH shall furnish Target with Schedule 7.15(b), setting forth all indebtedness of IDEH as of the Closing.  Once provided, such Schedule 7.15(b) shall be incorporated as a part of this Agreement.

(c)
Prior to Closing, Target shall pay the sum of no more than US$100,000 to an escrow account to be mutually agreed by Target and IDEH (the “Escrow Account”), for the sole purpose of satisfying the indebtedness of IDEH set forth on Schedule 7.15(b).  Any indebtedness in excess of the escrowed amount will be satisfied by IDEH from its own funds or released at or prior to Closing.

7.16	Reverse Stock Split.

(a)
If requested by Target, prior to closing, IDEH will effect a reverse split of its issued common stock.  Such reverse split may be within a range of 1:30 to 1:70.  At the date of execution of this Agreement, there are 35,480,000 shares of IDEH common stock issued and outstanding.  Therefore, by way of example, the effect of a 1:60 reverse-split is that each 60 shares of IDEH common stock outstanding immediately prior to the Effective Date (the “Old Shares”) will be automatically converted into one (1) share of IDEH common stock (the “New Shares”), reducing the number of outstanding shares of its common stock to approximately 591,334 shares, subject to rounding.  Fractional shares will be rounded up.

(b)
IDEH’s obligation to effect a reverse split is subject to Target providing written notice to all parties not less than 30 days prior to the Closing Date, the Extended Closing Date, or the Second Extended Closing Date, or the Third Extended Closing Date, as the case may be.

(c)
Based upon the foregoing, and by way of example, assuming the one-for-sixty (1:60) reverse split of IDEH stock, Target shall be issued an aggregate of 28,975,334 shares of IDEH common stock.  To the extent Target has any securities other than ordinary shares outstanding at Closing resulting in Target receiving a number of shares greater than 28,975,334, then the reverse split number shall be adjusted such that IDEH shareholders retain 2% of the issued and outstanding stock post merger on a fully-diluted basis.

ARTICLE 8
CONDITIONS TO CLOSING

8.1	Conditions Precedent to Obligations of IDEH.

The obligation of IDEH to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by IDEH in whole or in part to the extent permitted by applicable law):

(a)
all representations and warranties of the Target contained herein qualified as to materiality shall be true and correct, and the representations and warranties of the Target contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

(b)
the Target shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

(c)
IDEH shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to IDEH) executed by each Target certifying as to the fulfillment of the conditions specified in Sections 8.1(a) and 8.1(b) hereof;

(d)
IDEH shall have been furnished with duly authorized shareholder and Board of Director resolutions of each of IDEH and Target authorizing the entry by them into this Agreement; there shall not have been or occurred any Material Adverse Change; the Target shall have obtained all approvals, consents and waivers referred to in Section 5.7 hereof, in a form reasonably satisfactory to IDEH, with respect to the transactions contemplated by this Agreement;

(e)
no legal proceedings shall have been instituted or threatened or claim or demand made against the Target seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(f)	Any equity interest of Target that are not ordinary shares, including preferred shares will be exchangeable into Ordinary Shares at Closing.

8.2	Conditions Precedent to Obligations of the Target.

The obligations of the Target to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Target in whole or in part to the extent permitted by applicable law):

(a)	all representations and warranties of IDEH contained herein shall be true and correct as of the date hereof;

(b)
all representations and warranties of IDEH contained herein qualified as to materiality shall be true and correct, and all representations and warranties of IDEH contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

(c)	IDEH shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by IDEH on or prior to the Closing Date;

(d)
the Target shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Target) executed by the Chief Executive Officer and Chief Financial Officer of IDEH certifying as to the fulfillment of the conditions specified in Sections 8.2(a) and 8.2(b) ;

(e)
Target shall have been furnished with duly authorized shareholder and Board of Director resolutions or written consents of each of Target and IDEH authorizing the entry by them into this Agreement; there shall not have been or occurred any Material Adverse Change; each of IDEH and IDEH Cayman, as applicable, shall have obtained all approvals, consents and waivers referred to in Section 5.7 hereof, in a form reasonably satisfactory to Target, with respect to the transactions contemplated by this Agreement;

(f)	each of Michael T. Williams, and Jay Tanenbaum shall have executed a lock up agreement substantially in the form of Schedule 7.4 attached hereto;

(g)	Michael T. Williams and Jay Tanenbaum have jointly executed a Warrantor’s Agreement substantially in the form of Schedule 7.5 attached hereto;

(h)	IDEH and Target shall have mutually agreed and completed the establishment of the Escrow Account.

(i)	IDEH shall have furnished an updated Schedule 7.9(b), setting forth the indebtedness of IDEH to be paid for from the Escrow Account;

(j)	IDEH shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the closing date;

(k)
Subject to Section 6.23, each of IDEH, IDEH Cayman, and Surviving Corporation, as appropriate, shall have maintained its status as a company whose common stock or ordinary shares, as the case may be, are quoted on the OTCBB and no reason shall exist as to why such status shall not continue immediately following the Closing;

(l)	no formal or informal SEC investigation or proceeding shall have been initiated by the SEC against IDEH or any of its officers or directors;

(m)	the transactions contemplated herewith shall have been approved by the Board of Directors of IDEH;

(n)	the transactions contemplated herewith shall have been approved by the stockholders of IDEH in accordance with the Nevada Corporate Code;

(o)	Target shall have received a certificate of good standing of IDEH dated no more than two weeks prior to the Closing Date;

(p)
no legal proceedings shall have been instituted or threatened or claim or demand made against Target or IDEH seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(q)
Target shall have received the resignation of all officers and directors of IDEH and IDEH Cayman and each such officers and directors of IDEH and IDEH Cayman shall have release all claims of any form, including but not limited to any claim for severance payment, against each of IDEH, IDEH Cayman and the Surviving Corporation;

(r)	The Asset Purchase Agreement, in form and substance reasonably satisfactory to Target, has been executed and the transactions contemplated thereby have been completed; and

(s)
Target shall have also received written evidence to its reasonable satisfaction that the Surviving Corporation has been discharged and released from all obligations and liabilities in each of the existing contracts of IDEH relating to the business of IDEH immediately prior to the Closing have been transferred to New Co. pursuant to the Asset Purchase Agreement.

8.3	Documents To Be Delivered.

(a)	Documents to be delivered by the Target. At the Closing, the Target shall deliver, or cause to be delivered, to IDEH the following:

(i)	the certificates referred to in Section 8.1(c) hereof;

(ii)
certificate of good standing with respect to Target issued by the competent authority of its jurisdiction of incorporation, and for each state, if any, in which Target is qualified to do business as a foreign corporation; and

(iii)	such other documents as IDEH shall reasonably request.

(b)	Documents to be delivered by IDEH. At the Closing, IDEH shall deliver to the Target the following:

(i)
the Ordinary Shares (provided that the Ordinary Shares may be delivered within three (3) business days of the Closing Date; provided, however, if the Ordinary Shares are not delivered at Closing, IDEH shall deliver irrevocable instructions to IDEH’s Transfer Agent to deliver the Ordinary Shares as required under this Agreement);

(ii)	the certificates referred to in Section 8.2(b) hereof;

(iii)	Lockup agreements substantially in the form of Schedule 3.6 attached hereto executed by each of Michael T. Williams, Jay Tanenbaum;

(iv)	The Indemnification Agreement substantially in the form of Schedule 7.5 attached hereto executed by each of Michael T. Williams and Jay Tanenbaum; and

(v)	such other documents as the Target shall reasonably request.

ARTICLE 9
INDEMNIFICATION

9.1	Indemnification.

(a)
Subject to Section 9.2 hereof, IDEH hereby agrees to indemnify and hold the Target and its respective directors, officers, employees, affiliates, agents, successors and assigns harmless from and against:

(i)
any and all liabilities of IDEH of every kind, nature and description, absolute or contingent, existing as against IDEH prior to and including the Closing Date or thereafter coming into being or arising by reason of any state of facts existing, or any transaction entered into, on or prior to the Closing Date, except to the extent that the same have been fully provided for in the Schedules attached hereto or were incurred in the ordinary course of business between IDEH Balance Sheet Date and the Closing Date;

(ii)
any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of IDEH set forth in Article 6 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of IDEH pursuant to this Agreement, to be true and correct in all respects as of the date made;

(iii)
any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of IDEH under this Agreement; and

(iv)
any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including reasonable attorneys’ and other professionals’ fees and disbursements (collectively, “Expenses”) incident to any and all losses, liabilities, obligations, damages, costs and expenses with respect to which indemnification is provided hereunder (collectively, “Losses”).

(b)
Subject to Section 9.2 hereof, Target hereby agrees to indemnify and hold IDEH and its affiliates, agents, successors and assigns, including but not limited to the lending parties under the outstanding Williams/Tanenbaum Loan in the principal amount of US$75,000 and without interest, harmless from and against:

(i)
any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Target set forth in Article 5 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Target pursuant to this Agreement, to be true and correct as of the date made;

(ii)
any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Target under this Agreement or arising from the ownership or operation of IDEH from and after the Closing Date, unless such claim is for a pre-Closing matter; and

(iii)	any and all Expenses incident to the foregoing.

9.2	Limitations on Indemnification for Breaches of Representations and Warranties.

An indemnifying party shall not have any liability under Section 9.1(a) or 9.1(b) hereof unless the aggregate amount of Losses and Expenses to the indemnified parties exceeds US$10,000 (the “Basket”) (except for Losses and Expenses based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct under Article 5, for which the Basket shall not apply) and, in such event, the indemnifying party shall be required to pay the amount of such Losses and Expenses in excess of the Basket.  Notwithstanding anything else contained herein, the maximum liability IDEH shall be required to pay hereunder, in the aggregate, shall be the aggregate value of Ordinary Shares of Surviving Company (valued as of the Closing of the proposed Merger) retainable by IDEH shareholders immediately following the Closing of the proposed Merger (the “Cap”).  In addition, if any Loss or Expense of IDEH is covered by insurance, IDEH shall not be required to indemnify Target for the amount of such Losses or Expenses to the extent of such insurance proceeds and IDEH shall only pay Target the excess of the Losses and Expenses, if any, over such insurance proceeds, subject to the Cap.  Following the Closing, other than in cases of fraud, this Article 8 shall be the sole and exclusive remedy of the parties hereto and their successors and assigns with respect to any and all claims for Losses and Expenses against each other sustained or incurred arising out of this Agreement.

9.3	Indemnification Procedures.

(a)
In the event that any legal proceedings shall be instituted or that any claim or demand (“Claim”) shall be asserted by any person or entity in respect of which payment may be sought under Section 9.1 hereof (regardless of the Basket referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party.  The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so.  If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim.  If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Claim upon submission of periodic bills.  If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

(b)
After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within 10 business days after the date of such notice.

(c)
The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

(d)
With respect to amounts payable by IDEH hereunder to the Target hereunder, it is agreed that IDEH shall first be obligated to pay all amounts in cash, up to the cash value of the Ordinary Shares actually received by the Target pursuant to Article 3 of this Agreement.  IDEH may then deliver shares of IDEH Common Stock to the Target to pay any additional amounts due hereunder.  Any shares of IDEH common stock so used to make payments hereunder shall be valued at the closing price of such shares on the day prior to the date of delivery to IDEH, endorsed for transfer.  Any amounts which Target shall be required to pay hereunder shall be made in cash.

ARTICLE 10
MISCELLANEOUS

10.1	Payment of Sales, Use or Similar Taxes.

All sales, use, transfer, intangible, recordation, documentary stamp or similar taxes or charges, applicable to, or resulting from, the Conversion and Merger contemplated by this Agreement shall be borne by the Target.  All United States federal, state and local income tax, capital gain tax, or similar Taxes or charges, applicable to IDEH or its shareholders, resulting from the transactions contemplated by this Agreement, including any income tax applicable to IDEH through and including Closing and capital gains tax taxable in connection with sales of IDEH assets to New Co. pursuant to the Asset Purchase Agreement, shall be borne by IDEH or each of its shareholders, as applicable.

Survival of Representations and Warranties.

The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto.

10.2	Expenses.

Except as otherwise provided in this Agreement, the Target and IDEH shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall IDEH bear any costs and expenses related to Cayman redomestication or business combination, including fees and expenses of the Cayman counsel and competent authority in the Cayman Islands in connection with the Conversion and Merger, although IDEH will be responsible for any fees and expenses incurred in Nevada in connection therewith.

10.3	Further Assurances.

The Target and IDEH each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

10.4	Arbitration.

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules before a panel of three arbitrators selected in accordance with those rules.  The arbitration is to be conducted in New York City.  Each party shall submit to any court of competent jurisdiction for purposes of enforcement of any award, order or judgment.  Any award, order or judgment pursuant to the arbitration is final and may be entered and enforced in any court of competent jurisdiction.

10.5	Entire Agreement; Amendments and Waivers.

This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

10.6	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles regarding conflict of laws.

10.7	Headings.

The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

10.8	Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered via e-mail at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

IDEH:	wmslaw@tampabay.rr.com
jtanenbaum@primuscap.com

Target:	howardau@petrocom-energy.com

Copies to:	sstang@gilpetrocom.com
hjkao@jonesday.com
btai@jonesday.com

10.9	Severability.

If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

10.10	Binding Effect; Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Target or IDEH (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.

[Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed or caused to be duly executed this Agreement and Plan of Merger as of the date first set forth above.

INTERNATIONAL DEVELOPMENT AND ENVIRONMENTAL HOLDINGS

By:	/s/ Bernard J. Tanenbaum III
Name:	Bernard J. Tanenbaum III
Title:	President

PETROCOM ENERGY LIMITED

By:	/s/ Howard Au
Name:	Howard Au
Title:	Chief Executive Officer